STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
FRITS VAN PAASSCHEN
(GRANT DATED SEPTEMBER 24, 2007, PURSUANT TO THE
2004 LONG-TERM INCENTIVE COMPENSATION PLAN)
     Pursuant to the provisions of the Starwood Hotels & Resorts Worldwide, Inc. 2004 Long-Term Incentive Compensation Plan (the “Plan”), Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the “Company”) and that certain Employment Agreement between the Participant and the Company, dated August 31, 2007 (with employment commencing September 24, 2007) (“Employment Agreement”), has granted to the individual (the “Participant”) named in the award notification (the “Award Notification”) as of the date set forth in the Award Notification (the “Grant Date”), a Restricted Stock Unit Award (the “Award”) having a face value of $1,500,000, upon and subject to the restrictions, terms and conditions set forth in the Plan and below. References to employment by the Company in this Agreement shall include employment by a subsidiary to the maximum extent permissible under Section 409A of the Code. Capitalized terms not defined herein shall have the meanings specified in the Plan.
1. Award Subject to Acceptance of Agreement. The Award shall be void unless the Participant accepts this Agreement by executing the Award Notification in the space provided.
2. Rights as a Stockholder.
     (a) Voting. During the Restriction Period (as defined in section 3), the Participant shall not possess the right to vote the Company’s Shares in respect of the Restricted Stock Units.
     (b) Dividends and Other Distributions. If any dividends are paid or other distributions are made on the Company’s Shares prior to the conversion of the Restricted Stock Units into Company Shares, the equivalent of such dividends and other distributions shall be converted into a number of Restricted Stock Units equal to the number of whole and fractional Company Shares that could have been purchased at the closing price on the dividend payment date with such dollar amount. In the case of any dividend declared on Company Shares which is payable in Company Shares, the Participant shall be awarded a dividend equivalent of an additional number of Restricted Stock Units equal to the product of (x) the number of his Restricted Stock Units then held on the related dividend record date multiplied by the (y) the number of Company Shares (including any fraction thereof) distributable as a dividend on Company Shares. All such dividend equivalents credited to the Participant shall be added to and in all respects thereafter be treated as Restricted Stock Units hereunder, which shall vest and become payable in accordance with Section 3(a) below. Participant will forfeit automatically any dividend equivalents and other distribution equivalents that have not yet been paid out by the Company if the Restricted Stock Units are forfeited.
2007 RSU Grant

3. Restriction Period and Vesting.
     (a) In General.
     (i) The Award shall vest as set forth in the Award Notification and as upon such earlier date provided in this Agreement below. Except as provided below, Restricted Stock Units that are not vested on the date the Participant separates from service with the Company shall be forfeited and cancelled.
     (ii) Restricted Stock Units that are vested shall be converted into Company Shares and paid to the Participant on the earliest to occur of – (i) the third anniversary of the Grant Date, (ii) the date of the occurrence of a “change in the ownership or effective control” of the Company (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)) or (iii) the earlier to occur of (A) six months following the date of the Participant’s separation from service with the Company for any reason other than death, or (B) 30 days following the Participant’s death. The period of time from the Grant Date until the Award is payable in Company Shares to the Participant is referred to as the “Restriction Period”.
     (b) Without Cause, For Good Reason, Disability or Death. If the Participant’s employment by the Company is terminated (or the Participant is separated from service with the Company), prior to a Change in Control (as defined in the Employment Agreement), by the Company involuntarily without Cause, by the Participant voluntarily for Good Reason or by either the Company or the Participant by reason of the Participant’s Disability (each of “Cause,” “Good Reason” and “Disability” as defined in the Employment Agreement), or due to the Participant’s death, the Restricted Stock Units shall become fully vested on the date of such termination of employment or separation from service, whichever applies, and payable in accordance with Section 3(a)(ii).
     (c) Retirement. In the case of a Participant who is or becomes eligible for Retirement during the Restriction Period that would otherwise apply, 100% of the Award will immediately vest when the Participant completes the “Qualifying Service Period”, which is a period of continuous employment extending from the Grant Date until the later of (i) 18 months after the Grant Date, or (ii) the first day the Participant is currently eligible for Retirement. If the Participant separates from service with the Company by reason of Retirement, the Award will continue to vest unless Participant violates the terms of the non-compete and non-solicitation provisions contained in the Participant’s Employment Agreement, in which case the Participant shall forfeit automatically any unvested Restricted Stock Units. If the Participant dies prior to the vesting of the entire Award following termination of employment by reason of Retirement, the Award shall become fully vested on the date of death. Restricted Stock Units that vest under this subsection (c) after the Participant’s separation from service shall be converted into Company Shares and paid to the Participant 30 days following the date of vesting (or if required to comply with Code section 409A, six months following the Participant’s separation from service with the Company, if that would be later).
     (d) Forfeiture. If, prior to the occurrence of a Change in Control, the Participant is separated from service with the Company involuntarily for Cause or voluntarily without Good Reason (and other than due to his death or Disability) prior to the first anniversary of the Grant
2007 RSU Grant

Date, Participant shall forfeit automatically the unvested Award as of the effective date of such separation from service and such Award shall be cancelled by the Company.
     (f) Change in Control. In the event of a Change in Control, the Restricted Stock Units shall become immediately fully vested, and shall be payable in accordance with Section 3(a)(ii).
4. Additional Terms and Conditions.
4.1. Nontransferability of Award. The Restricted Stock Units may not be transferred by the Participant other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except as permitted by the foregoing, the Restricted Stock Units may not be sold, transferred, assigned, pledged, hypothecated, voluntarily encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, voluntarily encumber or otherwise dispose of the Restricted Stock Units, the Restricted Stock Units and all rights hereunder shall immediately become null and void.
4.2. Required Tax Payments and Withholding Shares. As a condition precedent to the delivery of any Shares at the expiration of the Restriction Period, all applicable federal, state, local or other taxes, domestic or foreign, (the “Required Tax Payments”) will be satisfied by the Company withholding Shares otherwise to be delivered to the Participant, having a Fair Market Value on the date the tax is to be determined, sufficient to make the Required Tax Payments; provided, Participant may instead pay to the Company all Required Tax Payments.
4.3. Compliance with Applicable Laws. If the listing, registration or qualification of the Restricted Stock Units or the Shares representing such units upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary in connection with the vesting or delivery of the Restricted Stock Units and Shares representing such units hereunder, the Restricted Stock Units and the Shares representing such units shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval. As a further condition precedent to the delivery of any Restricted Stock Units and Shares representing such units upon the expiration of the Restriction Period, the Participant shall comply with all regulations and requirements of any applicable regulatory authority and shall execute any documents that the Company shall in its sole discretion deem necessary or advisable.
4.4. Delivery of Certificates. Upon the expiration of the Restriction Period and date for payment of Company Shares pursuant to Section 3(a)(ii) and subject to payment of the Required Tax Payments under Section 4.2 hereof, the Company shall cause its designated broker to credit an account for Participant with the appropriate number of Shares. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery.
4.5. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance with the Plan. The Participant acknowledges receipt of a copy of the Plan.
2007 RSU Grant

5. Miscellaneous Provisions.
5.1. Meaning of Certain Terms. When used in this Agreement, the following terms shall have the meanings specified below.
     (a) Separation from Service. The terms “separation from service” or “separates from service” shall have the meanings applicable to such terms under Code Section 409A.
     (b) Vest. The term “vest” shall mean no longer subject to forfeiture.
     (c) Code. References in this Agreement to sections of the Code shall be deemed to refer to any successor section of the Code or any successor internal revenue law.
5.2. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder in accordance with this Agreement or the Plan.
5.3. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Company or its designated representative at corporate headquarters in White Plains, New York, Attention: Human Resources, and if to the Participant, to the address set forth for the Participant on the records of the Company or to the Participant’s e-mail or other electronic address with the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing by (a) personal delivery, (b) facsimile with confirmation of receipt, (c) e-mail or other electronic transmission to the Participant, (d) mailing in the United States mails, or (e) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, confirmation of receipt of facsimile transmission, one day after sending an e-mail or other electronic transmission to the Participant, or receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
5.4. Reform by Court or Severability. In the event that any provision of this Agreement is deemed by a court to be broader than permitted by applicable law, then such provision shall be reformed (or otherwise revised or narrowed) so that it is enforceable to the fullest extent permitted by applicable law. If any provision of this Agreement shall be declared by a court to be invalid or unenforceable to any extent, the validity or enforceability of the remaining provisions of this Agreement shall not be affected.
5.5. Section 409A. This Agreement shall be interpreted and applied so that Participant’s Award will not violate Code Section 409A. Toward this end, this Agreement shall be interpreted and applied as if it contained any other provision that it is required to contain to achieve compliance with Code Section 409A in the least restrictive manner possible. Any provision in this Agreement that violates any requirement of Code Section 409A shall be void to the extent necessary to permit Code Section 409A compliance with the minimum possible impact on the value of the Award under this Agreement.
2007 RSU Grant

5.6. Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be construed in accordance with and governed by the laws of the State of Maryland (or such other state as may apply under the Plan) without giving effect to conflicts of laws principles.
5.7 Personal Data. By accepting the Award, Participant has voluntarily consented to the collection, use, processing and transfer of personal data about Participant, including Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, details of the Award for the purpose of managing and administering the Plan (“Data”). Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Company in the implementation, administration and management of the Plan.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
By:	Kenneth S. Siegel, Chief Administrator Officer and General Counsel

2007 RSU Grant

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